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                       NATIONAL SEMICONDUCTOR CORPORATION
                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                      PREFERENCES AND RIGHTS OF THE $32.50
                          CONVERTIBLE PREFERRED STOCK
                            PAR VALUE $.50 PER SHARE
                        LIQUIDATION VALUE $500 PER SHARE
                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

    The undersigned, a Vice President of National Semiconductor Corporation, a Delaware corporation (the "Company"), DOES HEREBY CERTIFY that the following resolutions have been duly adopted by the Board of Directors of the Company:

    RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of the Restated Certificate of Incorporation, this Board of Directors hereby authorizes the issuance of a series of the Preferred Stock of the Company (the "Preferred Stock") which shall consist of 345,000 shares of the Company's Preferred Stock, and this Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Restated Certificate of Incorporation of the Company which are applicable to the Preferred Stock) as follows:

     (i) DESIGNATION. The designation of said series of the Preferred Stock shall be the $32.50 Convertible Preferred Shares ("this Series"). The number of shares of this Series shall be 345,000. The liquidation value of this Series shall be $500 per share.

    (ii) DIVIDENDS. The dividend rate on shares of this Series shall be $32.50 per share per annum. Dividends on shares of this Series shall be fully cumulative and shall accrue, without interest, from the date of issuance of such shares, and shall be payable quarterly, when and as declared by the Board of Directors out of funds legally available for the payment of dividends, on each Dividend Payment Date. Each such dividend shall be payable in arrears to the holders of record of shares of this Series, as they appear on the stock records of the Company at the close of business on such record dates, not more than 60 days preceding the payment dates thereof, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors. The amount of dividends payable for each full Dividend Period for this Series shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on this Series shall be computed on the basis of twelve 30-day months and a 360-day-year. Holders of shares of this Series shall be entitled to receive such dividends in preference to and in priority over dividends upon the Common Shares and all Junior Shares. Shares of this Series shall be junior as to dividends to all Senior Shares, and if at any time the Company has failed to make a sinking fund or mandatory redemption payment with respect to Senior Shares, the Company shall not declare or pay any dividend on shares of this Series or redeem any shares of this Series. The holders of shares of this Series shall not be entitled to any dividends other than the cash dividends provided in this Clause (ii).

    If at any time the Company has failed to pay accrued dividends on any shares of this Series or any Parity Shares at the time outstanding at the times such dividends are payable, the Company shall not

        (a) declare or pay any dividend on the Common Shares or on any Junior Shares or make any payment on account of, or set apart money for, a sinking or other analogous fund for, the purchase,

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    redemption or other retirement of, any Common Shares or any Junior Shares or make any distribution in respect thereof, either directly or indirectly and whether in cash or property or in obligations or shares of the Company (other than in Common Shares or Junior Shares),

        (b) purchase any shares of this Series or Parity Shares (except for a consideration payable in Common Shares or Junior Shares) or redeem fewer than all of the shares of this Series and Parity Shares then outstanding, or

        (c) permit any corporation or other entity directly or indirectly controlled by the Company to purchase any Common Shares, Junior Shares, shares of this Series or Parity Shares,

unless, in the case of any such dividend, payment, distribution, purchase or redemption, all dividends accrued and payable but unpaid on shares of this Series and any Parity Shares have been or contemporaneously are declared and paid in full or declared and a sum sufficient for the payment thereof set aside for such payment. Unless and until all dividends accrued and payable but unpaid on shares of this Series and any Parity Shares at the time outstanding have been paid in full, all dividends declared by the Company upon shares of this Series or Parity Shares shall be declared pro rata with respect to all shares of this Series and Parity Shares then outstanding, so that the amounts of any dividends declared on shares of this Series and such Parity Shares shall in all cases bear to each other the same ratio that, at the time of such declaration, all accrued and payable but unpaid dividends on shares of this Series and such other Parity Shares, respectively, bear to each other.

    (iii) REDEMPTION AT THE OPTION OF THE COMPANY.

    (A) This Series shall not be redeemable by the Company prior to November 1, 1995. On and after November 1, 1995, the Company, at its option, may redeem the shares of this Series, in whole or in part, as set forth herein, subject to the provisions described below.

    (B) This Series may be redeemed, in whole or in part, at the option of the Company, at any time, only if for 20 Trading Days, within any period of 30 consecutive Trading Days, including the last Trading Day of such period, the Closing Price of the Common Shares on each of such 20 Trading Days exceeds 125% of the Conversion Price in effect on such Trading Day. In order to exercise its redemption option, the Company must issue a press release announcing the redemption (the "Press Release") prior to the opening of business on the second Trading Day after the last Trading Day of any such 30 consecutive Trading Day period. The Company may not issue a Press Release prior to November 1, 1995. The Press Release shall announce the redemption and set forth the number of shares of this Series which the Company intends to redeem. The Call Date (as defined below) shall be selected by the Company, shall be specified in the notice of redemption and shall be not less than 30 days nor more than 60 days after the date on which the Company issues the Press Release.

    (C) Upon redemption of shares of this Series by the Company on the date specified in the notice to holders required under paragraph (E) of this Clause
(iii) (the "Call Date"), each share of this Series so redeemed shall be converted into a number of Common Shares equal to the liquidation preference of the shares of this Series being redeemed divided by the Conversion Price as of the opening of business on the Call Date.

    Upon any redemption of this Series, the Company shall pay any accrued and unpaid dividends in arrears for any Dividend Period ending on or prior to the Call Date. If a Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of this Series at the close of business on such Dividend Payment Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. In the case of any Call Date occurring prior to the record date for the December 1, 1995 Dividend Payment Date, the holders of the shares of this Series to be redeemed on such Call Date shall be entitled to any accrued and unpaid dividends through November 1, 1995 but not thereafter. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of this Series called for redemption or on the Common Shares issued upon such redemption.

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    (D) If  full cumulative  dividends on  this Series  and any  other class  or
series   of  stock  of  the  Company   ranking,  as  to  dividends  and  amounts
distributable on liquidation, dissolution or winding up, on a parity with this Series have not been paid or declared and set apart for payment, shares of this Series may not be redeemed in part and the Company may not purchase or acquire shares of this Series, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of shares of this Series.

    (E) If the Company shall redeem shares of this Series pursuant to  paragraph
(A) of this Clause (iii), notice of such redemption shall be given not more than four Business Days after the date on which the Company issues the Press Release, to each holder of record of the shares to be redeemed. Such notice shall be provided by first class mail, postage prepaid, at such holder's address as the same appears on the stock records of the Company, or by publication in THE WALL STREET JOURNAL or THE NEW YORK TIMES, or if neither such newspaper is then being published, any other daily newspaper of national circulation. If the Company elects to provide such notice by publication, it shall also promptly mail notice of such redemption to the holders of shares of this Series to be redeemed. Neither the failure to mail any notice required by this paragraph (E), nor any defect therein or in the mailing thereof, to any particular holder, shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each such mailed or published notice shall state, as appropriate: (1) the Call Date and record date for purposes of such redemption; (2) the number of shares of this Series (expressed in 1/10 of a share of this Series) to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares (expressed in 1/10 of a share of this Series) to be redeemed from such holder;
(3) the number of Common Shares to be issued with respect to each 1/10 of a share of this Series; (4) the place or places at which certificates for such shares are to be surrendered for certificates representing Common Shares; (5) the then current Conversion Price; and (6) that dividends on the shares to be redeemed shall cease to accrue on such Call Date, except as otherwise provided herein. Notice having been published or mailed as aforesaid, from and after the Call Date (unless the Company shall fail to make available a number of Common Shares or amount of cash necessary to effect such redemption), (i) except as otherwise provided herein, dividends on the shares of this Series so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of shares of this Series shall cease (except the rights to receive the Common Shares and cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Company's obligation to provide Common Shares and cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Company shall deposit with a bank or trust company (which may be an affiliate of the Company) that has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, a capital and surplus of at least $50,000,000, Common Shares and any cash necessary for such redemption, in trust, with irrevocable instructions that such Common Shares and cash be applied to the redemption of the shares of this Series so called for redemption. At the close of business on the Call Date, each holder of shares of this Series to be redeemed (unless the Company defaults in the delivery of the Common Shares or cash payable on such Call Date) shall be deemed to be the record holder of the number of Common Shares into which such shares of this Series is to be redeemed, regardless of whether such holder has surrendered the certificates representing the shares of this Series. No interest shall accrue for the benefit of the holders of shares of this Series to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash unclaimed at the end of six years from the Call Date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

    As promptly as practicable after the surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and the notice shall so state), such shares shall be exchanged for certificates of Common Shares and any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding shares of this Series are to be redeemed, shares to be redeemed shall be selected by the

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Company from  outstanding  shares  of  this Series  not  previously  called  for redemption by lot or pro rata (as nearly as may be) or by any other method determined by the Company in its sole discretion to be equitable, provided that only whole shares shall be called for redemption. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

    (F) No fractional shares or scrip representing fractions of Common Shares shall be issued upon redemption of shares of this Series. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the redemption of a share of this Series, the Company shall pay to the holder of such share an amount in cash (computed to the nearest cent) based upon the Closing Price of Common Shares on the Trading Day immediately preceding the Call Date. If more than one share shall be surrendered for redemption at one time by the same holder, the number of full Common Shares issuable upon redemption thereof shall be computed on the basis of the aggregate number of shares of this Series so surrendered.

    (G) The Company covenants that any Common Shares issued upon redemption of this Series shall be validly issued, fully paid and non-assessable. The Company shall use its best efforts to list the Common Shares required to be delivered upon redemption of shares of this Series, prior to such redemption, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

    The Company shall endeavor to take any action necessary to ensure that any Common Shares issued upon the redemption of shares of this Series are freely transferable and not subject to any resale restrictions under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities or blue sky laws (other than any Common Shares issued upon redemption of any shares of this Series which are held by an "affiliate" (as defined in Rule 144 under the Act) of the Company).

    (iv) LIQUIDATION.

    (A) The liquidation price of shares of this Series, in case of the voluntary or involuntary liquidation, dissolution or winding-up of the Company, shall be $500.00 per share, plus an amount equal to the dividends accrued and unpaid thereon to the payment date (whether or not declared).

    (B) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of shares of this Series (1) shall not be entitled to receive the liquidation price of such shares held by them until the liquidation price of all Senior Shares shall have been paid in full and (2) shall be entitled to receive the liquidation price of such shares held by them in preference to and in priority over any distributions upon the Common Shares and all Junior Shares. Upon payment in full of the liquidation price to which the holders of shares of this Series are entitled, the holders of shares of this Series will not be entitled to any further participation in any distribution of assets by the Company. If the assets of the Company are not sufficient to pay in full the liquidation price payable to the holders of shares of this Series and the liquidation price payable to the holders of all Parity Shares, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of shares of this Series and the holders of Parity Shares are entitled were paid in full.

    (C) Neither a consolidation or merger of the Company with or into any other corporation, nor a merger of any other corporation with or into the Company, nor a sale or transfer of all or any part of the Company's assets for cash or securities shall be considered a liquidation, dissolution or winding-up of the Company within the meaning of this Clause (iv).

    (v) CONVERSION.

    (A) Subject to the provisions for adjustment hereinafter set forth, each share of this Series shall be convertible at the option of the holder thereof, in the manner hereinafter set forth, into fully paid and nonassessable Common Shares at the Conversion Price, determined as hereinafter provided, in effect on the date of conversion.

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    Any holder of shares of this Series desiring to convert the same into Common
Shares shall surrender the certificate or certificates for the shares of this Series being converted, duly endorsed or assigned to the Company or in blank, at the principal office of the Company or at a bank or trust company appointed by the Company for that purpose, accompanied by a written notice of conversion specifying the number (in whole shares) of shares of this Series to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued; in case such notice shall specify a name or names other than that of such holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issue of Common Shares in such name or names. In case less than all of the shares of this Series represented by a certificate are to be converted by a holder, upon such conversion the Company shall issue and deliver, or cause to be issued and delivered, to the holder a certificate or certificates for the shares of this Series not so converted. The right to convert shares of this Series called for redemption shall terminate at the close of business on the Call Date pursuant to Clause (iii) above. The holders of shares of this Series at the close of business on a dividend payment record date shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof or the Company's default on payment of the dividend due on such dividend payment date. However, shares of this Series surrendered for conversion during the period from the close of business on any record date for the payment of dividends on such shares of this Series to the opening of business on the corresponding dividend payment date (except shares called for redemption on a Call Date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of this Series on a dividend payment record date who (or whose transferee) tenders shares of this Series on a dividend payment date will receive the dividend payable on such shares by the Company on such date, and the converting holder need not include payment in the amount of such dividend upon surrender of shares of this Series for conversion. Except as provided above, no payment or adjustment will be made on account of accrued or unpaid dividends upon the conversion of shares of this Series.

    (B) The Conversion Price shall be adjusted from time to time as follows:

        (1) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subclause (B)(1), the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of the scrip certificates issued in lieu of fractions of Common Shares. The Company will not pay any dividend or make any distribution on Common Shares held in the treasury of the Company.

        (2) In case the Company shall issue rights or warrants to all holders of its Common Shares entitling them to subscribe for or purchase Common Shares at a price per share less than the current market price per share (determined as provided in subclause (C) hereof) of a Common Share on the date fixed for the determination of stockholders entitled to receive such rights or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the number of Common Shares which the aggregate of the offering price of the total number of Common Shares offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of Common Shares outstanding at the close of business on the date fixed for such determination plus the

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    number  of  Common  Shares so  offered  for subscription  or  purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subclause (B)(2), the number of Common Shares at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Company will not issue any rights or warrants in respect of shares of Common Stock held in the treasury of the Company.

        (3) In case outstanding Common Shares shall be subdivided into a greater number of Common Shares, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding Common Shares shall each be combined into a smaller number of Common Shares, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

        (4) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Shares evidences of its indebtedness or assets (including securities, but excluding rights or warrants referred to in subclause (B)(2), any dividend or distribution paid in cash out of the retained earnings of the Company and any dividend or a distribution referred to in subclause (B)(1)), the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subclause (C) hereof) of the Common Shares on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed applicable to one Common Share and the denominator shall be such current market price per share of the Common Shares, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

        (5) The reclassification of Common Shares into securities other than Common Shares (other than any reclassification upon a consolidation or merger to which subclause (v)(F) applies) shall be deemed to involve (a) a distribution of such securities other than Common Shares to all holders of Common Shares (and the effective date of such reclassification shall be deemed to be "the date fixed for the determination of stockholders entitled to receive such distribution" and "the date fixed for such determination" within the meaning of subclause (B)(4), and (b) a subdivision or combination, as the case may be, of the number of Common Shares outstanding immediately prior to such reclassification into the number of Common Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective", as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of subclause (B)(3)).

    (C) For the purpose of any computation under subclause (B) above and only for such purpose, the current market price per Common Share on any date shall be deemed to be the average of the daily Closing Prices for 15 consecutive Business Days selected by the Company commencing not more than 30 and not less than 20 Business Days before the date in question.

    (D) Notwithstanding the provisions of subclause (B) above, no adjustment in the Conversion Price shall be required unless such adjustment (plus any adjustments not previously made by reason of this subclause (D)) would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this subclause (D) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; and provided further, that adjustment

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shall  be required and shall  be made in accordance  with the provisions of this
Clause (v) (other than this subclause (D)) not later than the same time as may be required in order to preserve the tax-free nature of a distribution to the holder of any share of this Series. All calculations under this Clause (v) shall be made to the nearest cent.

    (E) The Company may make such reductions in the Conversion Price, in addition to those required by this Clause (v), as it considers to be advisable in order to avoid or diminish any income tax to any holder of Common Shares resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes or for any other reasons. The Company shall have the power to resolve any ambiguity or correct any error in this Clause (v) and its actions in so doing shall be final and conclusive.

    (F) In case the Company shall effect any capital reorganization or reclassification of its shares or shall consolidate or merge with or into any other corporation (other than a consolidation or merger in which the Company is the surviving corporation and each Common Share outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or shall sell, lease or transfer all or substantially all of its assets to any other person or entity for a consideration consisting in whole or in part of equity securities of such other entity, lawful provision shall be made as a part of the terms of such transaction whereby the holders of shares of this Series shall, if entitled to convert such shares at any time after the consummation of such transaction, receive upon conversion thereof in lieu of each Common Share issuable upon conversion of such shares prior to such consummation the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each outstanding Common Share subject to adjustments for subsequent stock dividends and distributions, subdivisions or combinations of shares, capital reorganizations, reclassifications, consolidations or mergers as nearly equivalent as possible to the adjustments provided for in this Clause
(v).

    (G) Whenever the Conversion Price is adjusted as herein provided:

        (1) the Company shall compute the adjusted Conversion Price and shall cause to be prepared a certificate signed by a principal financial officer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based and the computation thereof; such certificate shall forthwith be filed with each transfer agent for the shares of this Series; and

        (2) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall, as soon as practicable, be mailed to the holders of record of outstanding shares of this Series.

    (H) In case:

        (1) the Company shall declare a dividend or other distribution on its Common Shares otherwise than in cash out of its retained earnings;

        (2) the Company shall authorize the granting to the holders of its Common Shares of rights or warrants entitling them to subscribe for or purchase any shares of capital stock of any class or of any other rights;

        (3) of any reclassification of the Common Shares (other than a subdivision or combination of its outstanding Common Shares), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale, lease or transfer of all or substantially all the assets of the Company; or

        (4)  of  the  voluntary  or  involuntary  liquidation,  dissolution   or
    winding-up of the Company;

then the Company shall cause to be mailed to each transfer agent of the shares of this Series and to the holders of record of the outstanding shares of this Series, at least 20 days (or 10 days in any case specified in subclauses (1) or (2) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date as of which the holders of record of Common Shares to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up is expected to become effective, and the date as of which it is expected that holders of record of Common Shares shall be entitled to exchange their shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up. Such notice shall also state whether such transaction will result in any adjustment in the Conversion Price applicable to the shares of this Series and, if so, shall state what the adjusted Conversion Price will be and when it will become effective. Neither the failure to give the notice required by this subclause (H), nor any defect therein, to any particular holder shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, warrant, reclassification, consolidation, merger, sale, lease, transfer, liquidation, dissolution or winding-up, or the vote on any action authorizing such with respect to the other holders.

    (I) The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, for the purpose of issuance upon conversion of shares of this Series, the full number of Common Shares then deliverable upon the conversion of all shares of this Series then outstanding and shall take all action necessary so that Common Shares so issued will be validly issued, fully paid and nonassessable. The Company shall use its best efforts to list the Common Shares required to be delivered upon conversion of shares of this Series, prior to such conversion, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery.

    (J) The Company will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of Common Shares on conversion of shares of this Series. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Shares in a name other than that in which the shares of this Series so converted were registered, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.

    (K) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of shares of this Series. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the Closing Price per Common Share) on the day of conversion shall be paid to the holder in cash by the Company.

    (L) The certificate of any independent firm of public accounts of recognized standing selected by the Board of Directors shall be presumptive evidence of the correctness of any computation made under this Clause (v).

    (vi) OTHER PREFERENCE SHARES. So long as any shares of this Series remain outstanding, the Company shall not issue any Preference Shares which are not Senior Shares, Parity Shares or Junior Shares. All shares of this Series which are at any time redeemed pursuant to Clause (iii) above or converted pursuant to Clause (v) above by the Company and subsequently cancelled by the Board of Directors shall have the status of authorized but unissued Preferred Shares, without designation as to series, subject to reissuance by the Board of Directors as shares of this Series or shares of any one or more other series.

   (vii) VOTING RIGHTS. Except as otherwise required by law, holders of shares of this Series shall have no voting rights; provided, however, that:

    (A) DIVIDEND DEFAULTS.

        (1) If and whenever accrued dividends on the shares of this Series or any Parity Shares, whether or not declared, shall not have been paid in an aggregate amount equal to or greater than six quarterly dividends on the shares of this Series or such Parity Shares at the time outstanding, then, and in any such event, the number of Directors then constituting the entire Board of Directors of the Company shall automatically be increased by two Directors and the holders of shares of this Series and the holders of such Parity Shares, voting together as a single class, shall be entitled to fill such newly created directorships. Such right to vote as a single class to elect two Directors shall, when vested, continue until all dividends in default on the shares of this Series and such Parity Shares, as the case may be, shall have been paid in full and, when so paid, such right to elect two Directors separately as a class shall cease, subject, always, to the same provisions for the vesting of such right to elect two Directors separately as a class in the case of future dividend defaults. At any time when such right to elect two Directors separately as a class shall have so vested the Company may, and upon the written request of the holders of record of not less than 20% of the total number of shares of this Series and such Parity Shares then outstanding shall, call a special meeting of the holders of such shares to fill such newly created directorships for the election of Directors. In the case of such a written request, such special meeting shall be held within 90 days after the delivery of such request and, in either case, at the place and upon the notice provided by law and in the Bylaws of the Company, provided that the Company shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of stockholders of the Company, at which meeting such newly created directorships shall be filled by the holders of such shares of this Series and such Parity Shares.

        (2) So long as any shares of this Series are outstanding, the Bylaws of the Company shall contain provisions ensuring that the number of Directors of the Company shall at all times be such that the exercise, by the holders of shares of this Series and the holders of Parity Shares, of the right to elect Directors under the circumstances provided in paragraph (1) of this subclause (A) will not contravene any provisions of the Company's Restated Certificate of Incorporation or Bylaws.

        (3) Directors elected pursuant to paragraph (1) of this subclause (A) shall serve until the earlier of (x) the next annual meeting of the stockholders of the Company and the election (by the holders of shares of this Series and the holders of Parity Shares) and qualification of their respective successors or (y) the next annual meeting of the stockholders of the Company following the date upon which all dividends in default on the shares of this Series and such Parity Shares shall have been paid in full. If, prior to the end of the term of any Director elected as aforesaid, a vacancy in the office of such Director shall occur during the continuance of a default in dividends on the shares of this Series or such Parity Shares by reason of death, resignation or disability, such vacancy shall be filled for the unexpired term by the appointment by the remaining Director elected as aforesaid of a new Director for the unexpired term of such former Director.

    (B) MISCELLANEOUS. Without the affirmative vote of the holders of at least two-thirds of the outstanding shares of this Series and outstanding Parity Shares, voting as a single class (or, if less than all shares of this Series and all series of Parity Shares then outstanding would be similarly adversely affected thereby, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of each series so affected, voting as a separate class), the Company may not

        (1) amend the Company's Restated Certificate of Incorporation or this Certificate so as to adversely affect the voting powers (except as such voting powers may be affected by the authorization of any new series of Parity Shares having the same voting rights as this Series or by the authorization of any other shares of any class having voting rights which are not entitled to vote together with this Series in any separate class vote) or other rights or preferences of shares of this Series; or

        (2) authorize or create any Senior Shares.

    (C) VOTES PER SHARE. For purposes of the foregoing provisions of this Clause
(vii), each share of this Series shall have one vote per share.

   (viii) CERTAIN DEFINITIONS. As used in this Certificate, the following terms shall have the following respective meanings:

    "BUSINESS DAY" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

    "CLOSING PRICE" on any day shall mean (i) the last reported sales price regular way per Common Share on such day or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange ("NYSE"), or (ii) if the Common Shares are not listed or admitted to trading on the NYSE, the last reported sales price regular way, or in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, on the principal national securities exchange on which the Common Shares are admitted for trading, or (iii) if the Common Shares are not listed or admitted for trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm selected from time to time by the Company for that purpose.

    "COMMON SHARES" shall mean any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, Common Shares issuable upon conversion of shares of this Series shall include only shares of the class designated as Common Shares as of the original date of issuance of shares of this Series, or shares of the Company of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; PROVIDED that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from such reclassifications bears to the total number of shares of all classes resulting from all such reclassifications.

    "CONVERSION PRICE" shall mean the Conversion Price per share of Common Stock for which this Series is convertible, as such Conversion Price may be adjusted pursuant to Clause (v). The initial Conversion Price will be $14.175 (equivalent to a conversion rate of 35.273 shares of Common Stock for each share of this Series).

    "DIVIDEND PAYMENT DATE" shall mean the first calendar day of March, June, September and December in each year, commencing on December 1, 1992; PROVIDED, HOWEVER, that if any Dividend Payment Date falls on any day other than a Business Day, the dividend payment due on such Dividend Payment Date shall be paid on the Business Day immediately following such Dividend Payment Date.

    "DIVIDEND PERIODS" shall mean quarterly dividend periods commencing on March 1, June 1, September 1 and December 1 of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall commence on the Issue Date and end on and include November 30, 1992.)

    "ISSUE DATE" shall mean the first date on which shares of this Series are issued and sold.

    "JUNIOR SHARES" shall mean the Company's Series A Junior Participating Preferred Stock and any Preference Shares of any series or class of the Company which are by their terms expressly made junior to shares of this Series at the time outstanding both as to dividends and as to the distribution of assets on any voluntary or involuntary liquidation of the Company.

    "PARITY SHARES" shall mean the Company's $40.00 Convertible Exchangeable Preferred Stock and any Preference Shares which are by their terms on a parity with the shares of this Series at the time outstanding both as to dividends and as to the distribution of assets on any voluntary or involuntary liquidation of the Company.

    "PREFERENCE SHARES" shall mean any class of shares of the Company ranking prior to at least one other class of shares of the Company as to the payment of dividends or the distributions of assets on any voluntary or involuntary liquidation of the Company.

    "SENIOR SHARES" shall mean any Preference Shares of any series or class of the Company which are by their terms expressly made senior to shares of this Series at the time outstanding both as to dividends and as to the distribution of assets on any voluntary or involuntary liquidation of the Company.

    "TRADING DAY" shall mean any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the National Market System of the NASDAQ, or if such securities are not quoted on such National Market System, in the applicable securities market in which the securities are traded.

    IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by the undersigned Vice President and attested to by its Secretary this 5th day of October, 1992.

                                           NATIONAL SEMICONDUCTOR CORPORATION
                                          --------------------------------------

                                             /s/  Donald Macleod      ,
   -----------------------------------------------------------------------------

                                          Vice President

[
- --------Seal]

      /s/  John M. Clark III
- --------------------------------------

      JOHN M. CLARK III     ,
- -----------------------------------------------------------------------------

Secretary